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EXHIBIT 99.2



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NEWS RELEASE

FROM:               FIRST SOUTHERN BANCSHARES, INC.
CONTACT:            KAYE TOWNSEND
CORPORATE OFFICE:   102 S. COURT STREET
                    FLORENCE, ALABAMA 35631-0777
TELEPHONE:          (256) 718-4215

                    FIRST SOUTHERN BANCSHARES, INC. CLARIFIES
          EARLIER PRESS RELEASE REGARDING ONE-TIME $925,000 CHARGE-OFF

      Florence, Alabama, June 13, 2000 -- First Southern Bancshares, Inc. (NASDAQ: FSTH), the holding company for First Southern Bank, Florence, Alabama, clarified today a statement in its June 12, 2000 press release announcing that the Bank is expected to record a one-time charge-off of $925,000 against its loan loss reserve during the quarter ending June 30, 2000 resulting from its pursuit of an internal investigation of possibly fraudulent loans to a commercial customer of the Bank as well as loans to several persons affiliated with the customer.

      The last sentence of the third paragraph of the June 12, 2000 press release should read "These transactions are expected to negatively impact earnings after tax for the second quarter by approximately $0.44 per share." The June 12, 2000 press release read "These transactions are expected to negatively impact earnings after tax for the second quarter of approximately $0.44 per share."

      Statements contained in this news release, which are not historical facts, are forward looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.